Contacts:	Alan Gaines, Chairman & CEO Dune Energy, Inc. 713-888-0895

Jack Lascar, Partner DRG&E / 713-529-6600

DUNE ENERGY PROVIDES ADDITIONAL INFORMATION ON ITS
COMPLETED $24.6 MILLION
ACQUISITION OF BARNETT SHALE PROPERTIES

     HOUSTON, TEXAS – December 19, 2005 – Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced Friday, December 16, 2005, that it had acquired from Voyager Partners, Ltd. (“Voyager”) in a privately negotiated transaction, an undivided interest (ranging between 92% and 95%) in producing and non-producing natural gas properties located in Denton and Wise Counties, on the fairway of the prolific Barnett Shale play in the North Texas Forth Worth Basin. These “Tranche 1 Assets” represent the first of several anticipated properties to be acquired pursuant to Dune’s Amended and Restated Asset Purchase and Sale Agreement with Voyager (as fully described in our Form 8-K, filed with the SEC on November 7, 2005).

     The purchase price for these “Tranche 1 Assets” was $24.6 million, including $2.6 million previously advanced by Dune to Voyager. The acquisition was financed through Dune’s existing credit facility with Standard Bank Plc, and a subordinated loan from Itera Holdings BV.

     Based on a reserve report as of December 31, 2004, prepared by independent petroleum engineering firm DeGolyer & MacNaughton, and updated to reflect certain changes in actual properties purchased, effective purchase date, and activities to date, Dune estimates proved reserves underlying the Tranche 1 Assets total 22 Bcfe, of which 19.3 Bcfe, or approximately 87%, are classified as proved undeveloped. Leases underlying the Tranche 1 Assets cover 950 acres and net revenue interests average 76%.

     “The acquisition of these high-quality, long-lived properties represents a major milestone and transforming event for Dune,” stated Alan Gaines, Chairman and CEO of Dune Energy, “This acquisition clearly establishes the North Texas Fort Worth Basin as a new core area of operations and provides us with the opportunity for significant organic reserve additions through an aggressive drilling program.

This transaction will materially increase our net proved reserves at an extremely attractive purchase price of $1.56 per Mcfe, as well as afford Dune significant production upside through a low risk extensional drilling program. Going forward, we intend to aggressively seek additional opportunities for growth in the Fort Worth Basin via acquisitions and joint drilling ventures.”

     Dr. Amiel David, President and COO of Dune Energy, commented “This transaction, coupled with our previously announced acquisition of the Springside properties in November 2005, provides Dune with a solid footprint on the fairway of Barnett Shale play from which we can continue to grow. These properties meet important criteria that we analyze when acquiring properties: undervalued and/or undeveloped properties in areas that we have technical proficiency, opportunity for low risk extensional drilling of proved undeveloped reserves, and an attractively located acreage position.”

     Utilizing current spacing, Dune has identified 22 future drilling locations, of which 18 relate to the Tranche 1 Assets. Management is confident that this will lead to significant reserve additions and production increases. Combined with the nearby Springside properties acquired on November 17, 2005, Dune’s aggregate Barnett Shale holdings contain estimated proved reserves of 29 Bcfe. Management expects a final “all in” cost ranging between $2.70 and $2.90 per Mcfe.

     On December 16, 2005 Dune spudded its first development well on its DCC Lease. It is expected that the well will reach target depth in approximately 30 days.

     Dune Energy is a focused and rapidly growing independent E&P company engaged in the development, exploration and acquisition of oil and gas properties, with operations presently concentrated onshore the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. To find out more about Dune Energy, Inc., visit our website at http://www.duneenergy.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

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